Exhibit 10.10

Employment Contract

dated 26 July 2023

between

Holcim Group Services Ltd	(the Company)

Grafenauweg 10, 6300 Zug

and

Nollaig Forrest	(the Employee)

1.	Introductory Regulations

This Employment Contract supersedes all previous contractual agreements between the Employee and the Company or other Group companies of the Holcim Group.

If rights of the Employee's employment depend on the years in service, the time the Employee has worked for another Holcim Group company will be added to the years in service for the Company.

2.	Role

The Employee is appointed as Chief Sustainability Officer and member of the Executive Committee of the Holcim Group with effect as from the start date of her employment according to Article 5. In accordance with the Articles of Incorporation of Holcim Ltd, the appointment is subject to the approval of the Board of Directors.

The Employee shall dedicate full working capacity to the Company and the Holcim Group. She shall devote as much time to the performance of her duties hereunder as shall be necessary and adequate. Overtime work performed by the Employee is fully compensated by the Annual Base Salary as set forth under Article 4.1.

The Employee will report to the CEO of Holcim Ltd and, on his instruction, to the Board of Directors of Holcim Ltd and its Chairperson. The CEO has the mandate to supervise the Employee. The Employee's functions and responsibilities are determined in the Organizational Rules approved by the Board of Directors of Holcim Ltd and as amended from time to time, and as determined by the Board of Directors of Holcim Ltd or the CEO from time to time.

As a member of the Executive Committee, the Employee is obliged to take on official functions (e.g., membership on a Board of Directors, management position) in certain Holcim Group companies in the interest of the Holcim Group. Every paid or unpaid activity for or on behalf of any company or companies outside of the Holcim Group requires the Company's prior written approval.

3.	Place of Work

The place of work shall be Zug or any other place where Holcim Group operates, as directed by the CEO.

The Employee is aware of and accepts that she will be required to travel frequently.

4.	Financial Compensation

4.1	Annual Base Salary

The Annual Base Salary is set at CHF 480,000 gross, which will be paid in twelve monthly installments by bank transfer at the end of each calendar month. The Annual Base Salary includes an expense allowance of CHF 24,000 p.a. (non-taxable) for small business expenses. This amount is no longer paid during a garden leave.

The Annual Base Salary for subsequent years may be reviewed once a year, taking into account in particular the financial results of the Holcim Group, the Employee's performance, the economic environment, as well as the general level of compensation in other comparable companies. The Employee is not entitled to any increase of the Annual Base Salary.

4.2	Variable Compensation

The Employee is eligible to be considered to participate in the annual bonus and long-term incentive plans of the Holcim Group as amended from time to time.

The Employee is aware and accepts that bonus and incentive plans can be amended at any time by the Nomination, Compensation & Governance Committee or the Board of Directors of Holcim Ltd. Any bonus or incentive constitutes a special payment as provided for in Article 322d of the Swiss Code of Obligations. The Employee does not have a right to receive any such payment, and any payments made cannot be taken as a precedent for future or further payments.

4.3	Car Allowance

The Employee is entitled to a car allowance in the amount of CHF 26,000 gross p.a. which will be paid out in monthly installments together with the Annual Base Salary. With this flat rate, all claims for the use of the car are covered and no further claims can be made except for mileage-claims related to business travels.

4.4	Deductions and Contributions

The Company will deduct from the Employee's gross Annual Base Salary, as well as from any compensation under any bonus or incentive plan and the allowances pursuant to Article 4.3 the applicable Employee contributions to domestic and foreign social security schemes, pension schemes and insurances, as prescribed by law, regulations or agreements. Moreover, domestic and foreign withholding taxes, if any, payable by the Employee in accordance with the respective laws and regulations, will be deducted before payout. Allowances stated in net amounts shall be grossed up to account for deductions for contributions to social security schemes.

4.5	Business Expenses

Business expenses not covered by the expense allowance are reimbursed to the Employee according to the Company's Expense Allowance Regulations.

4.6	Shareholder Approval

Any compensation (including allowances and fringe benefits) to be paid under this Employment Contract is, to the extent required by applicable Swiss laws and the Articles of Incorporation of Holcim Ltd, subject to approval by the general meeting of shareholders of Holcim Ltd (General Meeting).

The Employee accepts that in case her compensation is affected by a non-approval of the General Meeting, the compensation might be reduced and the Employee agrees that any such reduction will not give her reason to terminate the employment with immediate effect (fristlose Kundigung).

The Employee further agrees that in case the General Meeting does not approve the aggregate compensation of the Executive Committee of Holcim Ltd and the Company pays out an interim compensation, any such compensation is paid or granted on a conditional basis and will, upon first request by the Company, be deemed forfeited and have to be paid back if the General

Meeting later only approves an amount that is lower than what has been paid out already on a pro rata basis.

5.	Duration and Termination

This Employment Contract shall enter into force on 1 September 2023 or such other date as mutually agreed between the parties.

This Employment Contract is concluded for an unlimited period and can be terminated according to the termination clauses stated below.

Each party has the right to terminate this Employment Contract with effect as of the end of each month with a notice period of 12 months.

The Employment Contract shall in any case terminate, without official notice being given, upon the Employee's reaching the legally stipulated AHV I AVS retirement age. Consequently, no notice period shall apply to this case of termination.

Subject to below, during the notice period, the Employee shall be entitled to continued payment of the Annual Base Salary and, pursuant to and subject to the applicable plan rules, continued bonus payments.

The Company shall be entitled to release the Employee from her duty to work ("garden leave") at any time. During the period of garden leave (the Garden Leave Period), the Employee undertakes not to pursue any employment or other assignment without obtaining prior written consent from the competent Committee of the Board of Directors of Holcim Ltd. If such written consent is given and the Employee takes up new employment during the Garden Leave Period, the Employment Contract shall end as of the day preceding the start of such new employment or self-employment. For the avoidance of doubt, all payments due up to the end of the contract period shall be paid and the employee shall not be entitled to further payments in respect of the Annual Base Salary and, if applicable, bonus payments pro rata to the original end date. Any outstanding (unvested or vested) performance share units or options shall be treated in accordance with the applicable plan rules.

The expense allowance is paid as long as the Employee is working, i.e., if the Company releases the Employee from her duty to work, the entitlement to such expense allowance will cease.

In the event that the Company, in its sole discretion, releases the Employee from her duty to work during the termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements shall be taken during such Garden Leave Period and shall be, in any event, deemed to be compensated and taken during such period. Consequently, vacation days will not be paid out.

6.	Vacation

The Employee shall be entitled to up to 25 working days of vacation until and including the age of 49, and 30 working days of vacation as of the age of 50, per calendar year in accordance with the Company's General Employment Conditions, unless the Board of Directors of Holcim Ltd determines otherwise from time to time. The Employee is required to take all annual vacation during the calendar year during which they occur.

7.	Duty of Care and Loyalty

The Employee shall diligently and carefully perform the work assigned to and shall observe in good faith directives and specific instructions given to her. The Employee acknowledges that this management function requires a higher degree of loyalty to the Company and the Holcim Group. The Employee is expected to invest her entire work to the benefit of the Company and the Holcim Group and to refrain from any activities which could have an adverse effect on or conflict with the Company's interests, the interests of the Holcim Group or the Employee's performance.

In case of any conflict between personal and the Company's interests or the interests of the Holcim Group, the Employee undertakes to observe the Company's interests or interests of the Holcim Group, in particular with respect to the exercise of a public office.

In particular, the Employee agrees that she will not:

•
directly or indirectly advise, serve as a president, member of the Board of Directors, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment) without having been granted the prior written permission of the Company;

•
possess an equity investment of the voting capital or any other form of interest in any third company with which the Company or any affiliate of the Company has business relations or is in competition with;

•
accept any payments, gifts, loans or other benefits in connection with her services under this Employment Contract, except for usual complementary gifts of low value at the end of the year or at closing of a project to the extent permitted under the applicable policy of the Holcim Group;

•	proceed to make private investments or build up business relations on her behalf and for own account which may compromise the interests of the Company and its affiliates or the Holcim Group.

8.	Confidentiality

During the employment and after its termination, the Employee shall neither communicate to third parties nor make use of any confidential information which she is made aware of during the course of the performance of her function for the Company or the Holcim Group. Confidential information shall comprise anything for which it cannot be shown that it was already known to the public at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships and clients) which is relevant for the Company or for persons who stand in relation or cooperate with the Company, in particular with any company of the Holcim Group.9.Intellectual Property Rights

The rights to any work products and any know-how, which the Employee creates or in which creation she participates while performing her employment activity, belong exclusively to the Company. To the extent that work products (e.g., software, reports, and documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use.

9.	Return of Property

Upon the Company's first request, but in no case later than at the end of the employment or the start of the garden leave, the Employee shall return to the Company all work products related to the Company or the Holcim Group and the like regardless of the form in which they exist (including computer files, source codes and documentation). There is no right of retention.

The Employee further acknowledges that it shall be forbidden to make any records or copies of such work products, of products and documents pertaining to the Company or the Holcim Group, of contracts and correspondence for her private use or purposes unrelated to the performance of this Employment Contract.

10.	Non-Competition and Non-Solicitation Covenant

The Employee shall, during the term of this Employment Contract (including, for the avoidance of doubt, the Garden Leave Period) and for a period of one year following its termination (meaning, for the avoidance of doubt, the last day of her employment relationship with the Company), refrain from engaging in any activity directly or indirectly competing with the Company or the Holcim Group, world-wide, in particular in the field of the following industries: cement, aggregates, ready-mix concrete, waste management and large construction projects.

In particular, the Employee agrees that she will not:

•
be partially or fully employed by or independently render services or advise a business that develops, produces, distributes or offers the same or similar products and I or services as the Company (or any company of the Holcim Group) or that advises on such products and I or services;

•
directly or indirectly engage or invest in or establish any business whose products or activities compete in whole or in part with the products or activities of the Company or any company of the Holcim Group; provided, however, that the Employee may invest in or otherwise acquire up to (but not more than) one percent of the voting rights in any publicly traded corporation or other publicly traded entity; and

•
solicit, interfere with, or endeavor to entice away from the Company or any company of the Holcim Group any person who is employed by the Company or any company of the Holcim Group or solicit any business from any person, firm, company or organization that at any time during her employment with the Company was a client of or conducted business with the Company or the Holcim Group or which on the termination of her employment with the Company is in the process of negotiating with the Company or such company in the Holcim Group in relation to any of their businesses.

Further, the Company retains the right to request the Employee to immediately cease such breach and may seek court orders, including interim orders, prohibiting such breaches.

11.	Liquidated Damages

The Employee hereby undertakes to pay to the Company a contractual penalty in an amount equal to 50% of the Employee's prior Annual Base Salary according to Article 4.1 for the breach of (i) the Non-Competition and Non-Solicitation Covenant (Article 11) or (ii) the Confidentiality Covenant (Article 8). Payment of a contractual penalty does not release the Employee from adhering to the non-competition obligation or the confidentiality obligation. In addition, the Employee shall have to compensate the Company for any damages and financial losses of the Company or any other company of the Holcim Group directly arising out of or relating to such breach. As written above, the Company also has the right to request the Employee to immediately cease such breach and may seek court orders, including interim orders, prohibiting such breaches (Realexekution).

12.	Data Protection

The Employee agrees that the Company may forward to its affiliated companies in Switzerland and abroad, in particular in the USA, the Employee's data for processing purposes.

13.	Pension Fund

The pension fund regulations applicable to the Company apply in their respective version as amended from time to time.

14.	Regulations

The Employee acknowledges that she is obliged to comply with the Holcim Group's regulations in their respective applicable version (as amended from time to time). The Employee confirms that she has reviewed all regulations applicable to the Executive Committee and the other documents applicable to all employees of the Holcim Group (the Documents) and is entirely in agreement with them (including the Trade and Insider Restriction Directive).

15.	Amendments

Any amendments to this Employment Contract shall be made in writing in order to have legal effect. In the event of any conflict between this Employment Contract and applicable mandatory Swiss law, the Company shall have the right to unilaterally modify this Employment Contract to the extent necessary to comply with Swiss law. The Company reserves the right to unilaterally change or amend the Documents at any time.

16.	Entire Agreement

This Employment Contract, including the Documents and any other documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written offers, assurances or agreements of the parties relating hereto.

17.	Governing Law

This Employment Contract shall be governed by and construed in accordance with the substantive laws of Switzerland with the express exclusion of the rules on conflict of laws.

18.	Jurisdiction

All disputes arising out of or in connection with this Employment Contract shall be subject to the jurisdiction of the courts of the domicile or seat of the defendant, or the Employee's ordinary place of work.

 This Employment Contract has been executed in two (2) originals.

Zug, 26 July 2023

For Holcim Group Services Ltd

/s/ Jan Jenisch	/s/ Feliciano Gonzalez Munoz

Jan Jenisch	Feliciano Gonzalez Munoz

Agreed:

/s/ Nollaig Forrest

Nollaig Forrest